Exhibit 19.1

WINDTREE THERAPEUTICS, INC.

POLICY ON INSIDER TRADING1

(Effective April 24, 2019)

This Insider Trading Policy describes the policies of Windtree Therapeutics, Inc. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. Part I of this Policy prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company, their respective immediate family members and the entities controlled by any of the foregoing persons (collectively, “Covered Persons”). Part II imposes additional trading restrictions on (i) Covered Persons and (ii) the Company’s directors and executive officers who are required to file Forms 3, 4 and 5 (collectively, “Restricted Persons”) with the Securities and Exchange Commission (the “SEC”) under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

One of the principal purposes of the federal securities laws is to prohibit “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic” as defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any Covered Person who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

Certain decisions under this Policy will be made the Company’s General Counsel2; however, waivers of compliance requirements of this Policy shall be granted only by the Audit Committee of the Company’s Board of Directors.

PART I

1. Applicability

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

1 This Policy supersedes any previous policy of the Company concerning insider trading. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern.

2 Decisions with respect to which the General Counsel may have a conflict of interest and approval of transactions involving the General Counsel shall be cleared through the Company’s Chief Executive Officer, who may seek advice of the Company’s outside counsel.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information Applicability

(a)         No Covered Person may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below.)

(b)         No Covered Person who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c)         No Covered Person may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No Covered Person who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d)         For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance clearance from, the Company’s General Counsel.

3. Definitions

(a)         Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold.         Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

 Information dealing with the following subjects is reasonably likely to be found material in particular situations:

i.         significant developments in the Company research and development activities that impact the Company’s expectations. capital requirements, or prospects;

ii.         liquidity problems;

iii.         major changes in management;

iv.         extraordinary borrowings;

v.         proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

vi.         offerings of Company securities;

vii.         significant write-downs in assets or increases in reserves;

viii.         developments regarding significant litigation or government agency investigations;

ix.         changes in forecasts or other guidance provided to investors, including unusual gains or losses in major operations; and

x.         pending statistical and research and clinical reports.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material.

If you are unsure whether information is material, you should consult the General Counsel before making any decision to disclose such information (other than to persons who have entered into a confidentiality agreement with the Company who need to know it) or to trade in or recommend securities to which that information relates.

(b)         Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until after the market close on the first full trading day after the information is publicly disclosed before you can treat the information as public. For these purposes, a “full trading day” includes short trading days in advance of holidays. For example, for a press release issued pre-market, trading may resume at market close. For a press release issued intraday or at the market close, trading may resume at the market close of the next full trading day.

Nonpublic information may include:

i.         information available to a select group of analysts or brokers or institutional investors;

ii.         undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

iii.         information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally one full trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the General Counsel or assume that the information is nonpublic and treat it as confidential.

4. Exceptions

The trading restrictions of this Policy do not apply to the following:

(a)      Options. Exercising stock options granted under the Company’s stock option plans for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

(b)         Approved 10b5-1 Plans. Trading restrictions under this policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule

10b5-1 under the Exchange Act (an “Approved 10b5-1 Plan”) that:

i.         has been reviewed and approved at least one month in advance of any trades thereunder by the General Counsel (or, if revised or amended, such revisions or amendments have been reviewed and approved by the General Counsel at least one month in advance of any subsequent trades);

ii.         was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and

iii.         gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.

(a)      Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b)         Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions or waivers to this Policy, if permitted, may only be granted by the Audit Committee of the Company and must be granted before any activity that is contrary to the above requirements takes place.

6. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the General Counsel.

7. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a)         Quarterly Blackout Periods. Regardless of whether a Covered Person is in possession of material non-public information, trading in the Company’s securities is prohibited during the period beginning at the close of the market on the day that is five (5) trading days before the planned public release of the Company’s quarterly or year-end earnings and ending at the close of the market of the first full trading day (as defined in Section 3(b)) following the public release of the Company’s quarterly or year-end earnings. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b)         Other Blackout Periods. The General Counsel shall evaluate the financial situation of the Company following the public release of the Company’s quarterly and year-end earnings and, based on such evaluation, shall have the authority, in his or her sole discretion at any time, to alter the length of the trading window upon notice to the Covered Persons. In addition, the General Counsel shall also have the authority, in its sole discretion at any time, (i) to apply Trading Window restrictions to all or a limited number of Covered Persons or (ii) to expand the definition of Covered Persons to include such additional persons that the General Counsel deems appropriate.

8. Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally this means that Covered Persons can trade during the period beginning at the close of the market on the first full trading day (as defined in Section 3(b)) following the public release of the Company’s quarterly or year-end earnings and ending at the close of the market on the day that is five (5) trading days before the planned public release of the Company’s quarterly or year-end earnings. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

9. Pre-clearance of Securities Transactions

(a)         Because Restricted Persons and other members of management are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b)         Subject to the exemption in subsection (d) below, no director, officer or other member of management may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the General Counsel. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c)         The General Counsel shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d)         Pre-clearance is not required for purchases and sales of securities under an Approved

10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the General Counsel.

PART II

1. Prohibited Transactions

(a)         Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the General Counsel:

i.         Short sales. Covered Persons may not sell the Company’s securities short;

ii.         Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

iii.         Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

iv.         Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

(b)         Covered Persons are prohibited from trading in securities of entities for which the Company is made aware of material nonpublic information in the course of a business relationship. Before engaging in any purchase or sale of securities of any entity with which the Company has a present or prospective business relationship, Covered Persons should consult with the General Counsel to determine whether the Company is aware of material nonpublic information about any such company.

(c)         Restricted Persons and other members of management are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

2.  Section 16 Reports

Restricted Persons and certain large stockholders are obligated to file reports under Section 16 promulgated under the Exchange Act in connection with most transactions conducted by such persons in the Company’s securities. Although the General Counsel and Finance Departments may assist Restricted Persons in preparing and filing the required reports, the Restricted Persons retain full responsibility for the preparation and filing of such reports. Restricted Persons must advise the General Counsel as soon as possible, but in any event within 24 hours of any such transactions. Failure to make the required filings in a timely manner is a violation of the Exchange Act and must be reported by the Company in its annual report on Form 10-K filed with the SEC. Other penalties may also apply. See: https://www.sec.gov/fast-answers/answersform345htm.html.

3.  Form 144 Reports

Restricted Persons may be required to file a Form 144 before making an open market sale of the Company’s securities (if the transaction involves more than 5,000 shares or units, or $50,000). A Form 144 notifies the SEC of one’s intent to sell certain of the Company’s securities. This form is generally prepared and filed by the seller’s broker and is in addition to any required Section 16 reports. The General Counsel will be available to answer any questions regarding the need to file a Form 144. See: https://www.sec.gov/fast-answers/answersform144htm.html.

4.  Acknowledgment and Certification

All Covered Persons are required to sign the following acknowledgment and certification.

(Acknowledgement on Next Page)

WINDTREE THERAPEUTICS, INC.

POLICY ON INSIDER TRADING

(Effective April 24, 2019)

ACKNOWLEDGEMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

Signature

Print Name

Date Signed